UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 23, 2006

Dhanoa Minerals Ltd.

(Exact name of registrant as specified in its charter)

Nevada	333-129864	98-0470528
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

1330 Martin Grove Road, Toronto, Ontario, Canada M9W 4X4
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code 1-416-838-4348

n/a

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Effective November 23, 2006, Dhanoa Minerals Ltd. (the “Company”) entered into a letter of intent to acquire 80% of the ownership and capital of Minera Paraiso Minelparsa, S.A., an Ecuador mining company (“Minera Paraiso”), for $10,000,000 (U.S.) and 5,000,000 shares of the restricted common stock of the Company at a deemed price of not less than $3.00 per share.

The Company has also agreed to loan $1,000,000 to Minera Paraiso within 15 days after the closing for the purpose of purchasing additional equipment and for upgrading the mine and mill; and to thereafter loan an additional $750,000 per month during a five consecutive month period. The Company has previously advanced $500,000 to Minera Paraiso. The loans will be secured by a mortgage and liens covering all of the assets of Minera Paraiso.

Minera Paraiso is the owner and operator of a producing gold mine and mill in the sector Paradise, Pueblo Nuevo of the Canton Ponre Enriquez, County of the Azuay in Ecquador. The mine and mill are currently producing approximately 2,000 ounces of gold per month. After the acquisition, the Company intends to increase the gold production of the mine by upgrading and increasing its equipment, facilities and production technology.

The acquisition of Minera Paraiso is subject to the negotiation and completion of a definitive stock purchase agreement, the completion of due diligence by the Company, completion of the necessary financing, and the satisfaction of normal representations and warranties by the parties.

ITEM 7.01 REGULATION FD DISCLOSURE.

We issued a press release in connection with the execution of the letter of intent to acquire 80% of Minera Paraiso Minelparsa, S.A. in Item 1.01 of this Form 8-K current report, a copy of which is attached hereto as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Business Acquired.

None

(b) Pro Forma Financial Information

None

   (c) Exhibits.

10	Letter of intent dated November 23, 2006 is incorporated by reference herein to Exhibit 10.1 to the Form 10-KSB of the Company for fiscal year ended September 30, 2006.

99.1	Press Release dated November 23, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 10, 2007

Dhanoa Minerals Ltd.

By:	/s/ Paul Roberts
Name: Paul Roberts
Title: Chief Executive Officer and President